Exhibit 99.1
Subject: more on today’s news...
-CONFIDENTIAL-
fellow yahoos:
since we talked to you this morning, there’s been a lot of media coverage and industry chatter about microsoft’s unsolicited proposal to acquire yahoo!. we know you’ve been hearing and reading a lot about this. that’s why we wanted to reach out to all of you at the end of the day to emphasize a few things that we hope will give you some more context about this proposal, the process that our board is taking, and what you can expect in the days ahead.
first, we want to emphasize that absolutely no decisions have been made — and, despite what some people have tried to suggest, there’s certainly no integration process underway. this proposal is just that — a proposal. and it was only made in the last 24 hours. you can be sure the board is going to review it thoughtfully and carefully, and do what’s right for our great company. microsoft’s proposal is one of many options that we’re evaluating in order to maximize value for our shareholders and employees over the long-term. that’s why we will respond to microsoft after our board has completed a careful review of all of our strategic alternatives.
second, we can’t let any of the noise we’re hearing around this situation distract us from our core mission. it’s critical that we continue to focus on running our business, executing our strategy and delivering value to all of our users, advertisers and publishers.
finally, we realize that this may have been a tough day for many of you, especially those on the front lines of our business. we know you have many questions, and we’re committed to making sure you’re as informed as possible as this process moves forward. in the interim, we both want to thank you for your continued energy, focus and determination. we’ll continue to share information with you as we have it and can do so.
jerry and roy bostock (our new non-executive chairman)